Insider Trading Policy

Purpose of Policy

Deckers Outdoor Corporation (the “Company”) is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. The Company has adopted this Insider Trading Policy (“Policy”) as part of this commitment.

As an essential part of your work on behalf of the Company or its subsidiaries, you may have access to material nonpublic information about the Company and its subsidiaries (or about companies as to which you have obtained material nonpublic information during the course of your service to the Company). The Policy is designed to assist the Company in preventing insider trading and to avoid even the appearance of improper conduct on the part of any Company director, officer, employee or agent (such as an independent contractor, consultant or other representative). However, the ultimate responsibility for complying with the securities laws, adhering to this Policy, and avoiding improper use of Company information or transactions in Company securities rests with you. It is imperative that you use your best judgment and that you ask questions where you are uncertain how to handle a particular situation.
This Policy was amended and restated by the Company’s Board of Directors (the “Board”) on September 28, 2023.

Legal Prohibitions on Insider Trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information in violation of a duty of trust or confidence. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. In general, it is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable. These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and Prosecution of Insider Trading

The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and the New York Stock Exchange (“NYSE”) use sophisticated electronic surveillance techniques and data analytics to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares have been successfully prosecuted.

Penalties for Violation of Insider Trading Laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

•damages in private lawsuits;

•disgorging any profits made or losses avoided;

•imprisonment for up to 20 years;

•criminal fines of up to $5 million for individuals and $25 million for entities;

•civil fines of up to three times the profit gained or loss avoided;

•a bar against serving as an officer or director of a public company; and

•an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any economic benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the civil penalty for “controlling person” liability for individuals is a civil fine of up to $1million, or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action.

Compliance Officer

Any questions arising under this Policy, including questions regarding whether information constitutes material nonpublic information, or whether a specific transaction is covered by this Policy, should be directed to the Compliance Officer. The Company has designated the General Counsel as its Compliance Officer for purposes of this Policy. The Compliance Officer may designate one or more individuals to perform the Compliance Officer’s duties. The determinations of the Compliance Officer under this Policy are final.

The duties of the Compliance Officer or his or her designee include the following:

•Administering and interpreting this Policy and monitoring and enforcing compliance with all its provisions and procedures.

•Responding to all inquiries relating to this Policy and its procedures.

•Designating and announcing special trading blackout periods during which trading in Company securities is prohibited.

•Periodically providing (or supervising the provision of) copies of this Policy and other appropriate materials to all Company directors, officers, employees and agents.

•Proposing revisions to this Policy (with the assistance of outside legal counsel as necessary) to reflect changes in federal or state insider trading laws and regulations, for final approval by the Board.

•Maintaining records of all documents required by the provisions of this Policy.

•Designating additional individuals, as necessary, to attend to inquires in the event the Compliance Officer is unavailable.

Reporting Violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. You can report violations or suspected violations by any of the below methods:
•Send a letter addressed to the Compliance Officer at 250 Coromar Drive, Goleta, California, 93177;
•Call the Anonymous Reporting Hotline by calling 1.855.503.8068
•Send an email to laces@deckers.com

If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Persons and Transactions Covered By This Policy

Persons Covered By This Policy

This Policy applies to all directors, officers, employees and agents of the Company and its subsidiaries. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control.

Types of Transactions Covered by this Policy

Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service to the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions to insider trading laws or this Policy based on the size of the transaction. If you have any questions about the applicability of this Policy to any transaction they should be directed to the Compliance Officer.

Responsibilities Regarding the Nonpublic Information of Other Companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies, obtained by you during the course of your service to the Company.

Applicability of this Policy After Your Departure

You are expected to comply with this Policy until such time as you no longer provide service to the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to provide service to the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period. See the section entitled “Trading Blackout Periods”.

No Exceptions Based on Personal Circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy. If you have questions about selling securities in connection with a financial hardship, please contact the Compliance Officer.
Material Nonpublic Information
“Material” Information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset, or a change in control of the company; and
•Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material”, you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” Information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication.

However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

The term “trading day” means a day on which the NYSE is open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
Policies Regarding Material Nonpublic Information

Confidentiality of Nonpublic Information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies in violation of a duty of trust or confidence is strictly prohibited. All nonpublic information you acquire in the course of your service to the Company may only be used for legitimate Company business purposes. In addition, nonpublic information regarding other companies should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information pursuant to the Company’s Corporate Disclosure Policy and other applicable policies, and (iii) appropriate steps have been taken to prevent misuse of that information (including entering into an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.

No Trading on Material Nonpublic Information

Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company if you obtained such information during the course of your service to the Company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company. If you have any questions about the materiality of certain information to the Company (or to another company with which the Company conducts business) they should be directed to the Compliance Officer.

No Disclosing Material Nonpublic Information for the Benefit of Others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of the Company or other companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

Obligation to Disclose Material Nonpublic Information to the Company

You may not enter into any transaction in securities, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service to the Company to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Compliance Officer, and if you are the Compliance Officer or a director, you must disclose the information to the Chief Executive Officer, before any transaction is permissible.

Responding to Outside Inquiries for Information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Compliance Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information to certain persons, such as analysts and institutional investors. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please see the Company’s Corporate Disclosure Policy for additional information.
Trading Blackout Periods

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time in the sole discretion of the Compliance Officer. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.

It is important to note that, whether or not you are subject to a blackout period at the time of effecting a transaction in securities, you are always prohibited from trading on the basis of material nonpublic information, and you are always subject to any other applicable restrictions in this Policy.

Quarterly Blackout Periods

Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers, employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin fifteen (15) business days before the last day of each fiscal quarter and quarterly blackout periods for the quarter ending December 31 begin two full trading days before the Thanksgiving holiday in the United States. All quarterly blackout periods end after two full trading days have elapsed following the public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods are listed on Schedules A and B. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise Schedules A and B as appropriate.

Special Blackout Periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the sole discretion of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason and shall extend for the time period determined by the Compliance Officer.

The Company will notify those persons subject a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and must not disclose to others that the special blackout period has been imposed.

Regulation BTR Blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans.

The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

No “Safe Harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

Pre-Clearance of Trades

Except as discussed in the section entitled “Limited Exceptions”, the persons identified in Schedules A and B must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer or Chief Financial Officer has pre-cleared the transaction. From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise Schedules A and B as appropriate.

Except as otherwise directed by the Compliance Officer, the persons identified in Schedules A and B shall request pre-clearance of a transaction by accessing the “Securities Transaction Report Form” located on the Company’s intranet site and providing the requested information (e.g., name, type of transaction, number of shares to be traded, approximate trading price, etc.). These persons will be required to make certain acknowledgements prior to submitting the request, including that they are not aware of any material non-public information regarding the Company and that the transaction is being made in accordance with this Policy. If you have any questions about the pre-clearance procedures, they should be directed to the Compliance Officer.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, the pre-clearance procedures facilitate compliance with the resale restrictions of Rule 144 under the Securities Act, the liability and reporting provisions of Section 16 under the Exchange Act (“Section 16”) and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.

The Compliance Officer is under no obligation to approve a transaction submitted for pre- clearance, and may determine not to permit the transaction.
Additional Restrictions and Guidance

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with or is not in violation of other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

Derivative Securities and Hedging Transactions

You are prohibited from conducting any short-term or speculative trading in Company securities, as well as from hedging Company securities or entering into derivative transactions involving Company securities. These types of transactions can result in inadvertent violations of the insider trading laws and, even where they do not involve trading on material nonpublic information, can create the appearance of impropriety and may become the subject of an SEC or FINRA investigation. In addition, the application of securities laws to hedging and derivative transactions can be complex, and persons engaging in these types of transactions run an increased risk of violating the securities laws, in particular under Section 16. Furthermore, these types of transactions may focus attention on short-term Company performance at the expense of the Company's long-term objectives, which may prove detrimental to the growth and success of the Company.

Without limiting the foregoing, it is the Company’s policy to prohibit the following transactions (even if you are not in possession of material nonpublic information at the time of the transaction):
•Trading any interest or position relating to the future price of Company securities, such as put or call options or other derivative securities, or entering into any “short sale” of Company securities.
•Hedging the value of Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in the market value of a security, and can include, but is not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds.
•Trading in Company securities on an active basis, including short-term speculation.

Restricted stock units, stock appreciation rights, stock options and other equity grants issued pursuant to the Company’s stock incentive plans are not subject to these prohibitions.
Using Company Securities as Collateral for a Loan

You are prohibited from pledging Company securities as collateral for a loan. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, violations of Section 16, and violations of this Policy.
Holding Company Securities in Margin Accounts

You are prohibited from purchasing Company securities on margin or holding Company securities in a margin account. If you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your prior approval. Any such sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, violations of Section 16 and violations of this Policy.
Placing Open Orders with Brokers

You must exercise caution when placing open orders (such as limit orders or stop orders) with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, violations of Section 16 and violations of this Policy. If you are subject to blackout periods or pre-clearance requirements pursuant to this Policy, you should inform the broker of these requirements at the time the order is placed. In addition, wherever possible, you should consider implementing a trading plan in compliance with Rule 10b5-1 as discussed below. The ultimate responsibility for complying with the insider trading laws and this Policy rests with you.
Limited Exceptions
The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short- swing” trading restrictions under Section 16, to the extent applicable. You are responsible for complying with applicable law at all times.
Transactions Pursuant to a Rule 10b5-1 Trading Plan

A Rule 10b5-1 trading plan is a contract to purchase or sell securities according to a written instruction or plan established prior to making any transactions. The Rule 10b5-1 trading plan must set forth a non-discretionary trading method by leaving the amount of securities to be purchased or sold and the price and date for each purchase or sale to either (i) a written specification, (ii) a written formula, or (iii) a third party.
While adoption of a Rule 10b5-1 trading plan does not obviate the requirement to otherwise comply with insider trading laws, it does provide an affirmative defense to a claim that the insider traded on the basis of material nonpublic information, even if an individual was aware of such information at the time of the transaction. To be adopted in good faith, the Rule 10b5-1 trading plan itself must be adopted when the individual has no knowledge of material nonpublic information and the plan must not be made as part of a scheme to fraudulently evade insider trading prohibitions.
A Rule 10b5-1 trading plan involving Deckers’ securities may not be adopted by an employee during any blackout period, even if the individual is not then in possession of any material nonpublic information. Persons who wish to enter into a Rule 10b5-1 trading plan involving Deckers’ securities must obtain the prior written approval of the Compliance Officer or, in the case of the Compliance Officer, of the Chief Executive Officer or the Chief Financial Officer.
A Rule 10b5-1 trading plan must also meet the following requirements and specifications:
•Cooling-Off Period for Directors and Officers: A Rule 10b5-1 trading plan entered into by any director or officer may not commence until both of the following events occur:
(1) the passage of 90 calendar days from the adoption of the Rule 10b5-1 trading plan, and (2) the passage of two business days following the disclosure of Deckers’ financial results in a Form 10-Q for the fiscal quarter in which the Rule 10b5-1 trading plan was adopted (or in a Form 10-K if the Rule 10b5-1 trading plan was adopted during the fourth fiscal quarter).

•Cooling-Off Period for Individuals and Agents Who are Not Directors and Officers: An employee or agent’s Rule 10b5-1 trading plan may not commence until the passage of 30 calendar days following the adoption of the Rule 10b5-1 trading plan.

•Director and Officer Certifications: Any Rule 10b5-1 trading plan adopted by a director or officer must include a representation within the plan certifying that, at the time of the adoption, the director or officer is: (1) not aware of material, nonpublic information about the issuer or its securities; and (2) adopting the contract, instruction or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5- 1.

•Single Trade Plans: Rule 10b5-1 trading plans involving a single trade (known as “single-trade plans”) will be restricted to one plan per 12 month period. In general, “single-trade plans” are designed such that the total amount of the securities subject to the plan will be purchased or sold as a single transaction.

•Prohibition on Multiple Overlapping Plans: Multiple overlapping Rule 10b5-1 trading plans will not be permitted unless they qualify for one of the following exceptions: (1) a series of separate contracts that qualify to be treated as a “single-trade plan”; (2) a later-commencing Rule 10b5-1 trading plan that is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 trading plan are completed or expired; or (3) an outstanding or additional Rule 10b5-1 trading plan qualifies as an eligible “sell-to-cover” transaction. In general, a “sell-to-cover” transaction refers to a sale of securities for the purpose of generating funds to cover the withholding taxes associated with the vesting of equity awards and/or elections under 401(k) plans or employee stock purchase plans that may be structured as Rule 10b5-1 trading plans.

Any modifications to a Rule 10b5-1 trading plan must meet the same requirements as a new trading plan, including each of the various requirements discussed in this section. Prior written approval of the Compliance Officer is likewise required before a person may modify a previously approved Rule 10b5-1 trading plan.
Transactions effected under an approved Rule 10b5-1 trading plan will not require further pre- clearance at the time of the trade and will not be subject to the future trading blackout periods under this Policy.
The Compliance Officer may, from time to time, institute additional requirements or parameters regarding Rule 10b5-1 trading plans.
Purchases and sales made pursuant to a Rule 10b5-1 trading plan must still comply with all other applicable reporting requirements under federal and state securities laws, including filings pursuant to Section 16.
Newly adopted SEC rules require Deckers to make disclosures concerning the Rule 10b5-1 trading plans entered into by its directors and officers, including names, titles, dates and duration of trading plans, and the aggregate number of securities to be sold or purchased pursuant to the trading plans.

Receipt and Vesting of Stock Options, Restricted Stock Units and Stock Appreciation Rights

The trading restrictions under this Policy do not apply to: (i) the acceptance or purchase of stock options, restricted stock units, stock appreciation rights or other equity awards issued or offered by the Company, (ii) the vesting, cancellation or forfeiture of stock options, restricted stock units, stock appreciation rights or other equity awards in accordance with applicable plans and agreements, and
(iii) an election to have the Company withhold securities to cover tax obligations in connection with the exercise of stock options or settlement of restricted stock units.

Exercise of Stock Options for Cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a “cashless” or “net” exercise with the Company. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option (regardless of the manner of exercise), (ii) a cashless exercise of a stock option through a broker, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases from the Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.
Certain 401(k) Plan Transactions

The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund,
(ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and
(iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.
Stock Splits, Stock Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Inheritance

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.
Change in Form of Ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Other Exceptions

Any other exception from this Policy must be approved by the Compliance Officer.

Compliance with Section 16 of the Securities Exchange Act

Obligations under Section 16

Section 16 sets forth set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.
The Company has determined that those persons listed on Schedule A are required to comply with Section 16 because of their positions with the Company. The Compliance Officer may amend Schedule A from time to time as appropriate to reflect changes in circumstances.
Schedule A is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule A, you may be subject to Section 16 reporting obligations (e.g., because of your ownership of Company securities).

Notification Requirements to Facilitate Section 16 Reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre- clearance procedures, if applicable) and promptly following execution. The information should be provided to the Company’s Stock Administration Team, securitiestransactions@deckers.com.

Personal Responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements. If you have questions regarding your Section 16 filing obligations, please contact the Compliance Officer.
ADDITIONAL INFORMATION
Delivery of Policy

This Policy will be delivered to all directors, officers, and employees of the Company and its subsidiaries when they commence service to the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically.

Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. Any changes to this Policy must be approved by the Board. A current copy of the Company’s policies may be obtained by all employees by accessing “Policies” on the Company’s intranet site.
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SCHEDULE A

1.Members of the Board of Directors
David A. Burwick

Nelson C. Chan
Cynthia L. Davis Michael F. Devine, III Dave Powers
Juan R. Figuereo Maha S. Ibrahim Victor Luis
Lauri M. Shanahan Bonita C. Stewart

2.Section 16 Officers

Dave Powers, Chief Executive Officer and President Steven J. Fasching, Chief Financial Officer
Angela Ogbechie, Chief Supply Chain Officer Stefano Caroti, Chief Commercial Officer Thomas Garcia, Chief Administrative Officer
Anne Spangenberg, President of Fashion Lifestyle Robin Green, President of Hoka

SCHEDULE B

1.Members of the Executive Leadership Team and employees with the title Sr. Directors and above

2.Executive Assistants to those listed in #1 above

3.Investor Relations, Internal Audit, Financial Planning and Analysis (FP&A), Finance and Accounting Department Employees

4.Information Technology Employees

5.Legal Department Employees

6.Employees with access to daily and/or weekly status reports